Exhibit 10.19

FIRST AMENDMENT TO
INVESTMENT MANAGEMENT AGREEMENT

THIS FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT (this “Amendment”) is entered into as of March 9, 2012 (the “Amendment Effective Date”) by and between The Midway Group, LP, a Delaware limited partnership (“Midway”), and New York Mortgage Trust, Inc., a Maryland corporation (“NYMT”).

Witnesseth:

WHEREAS, Midway and NYMT entered into that certain Investment Management Agreement dated February 11, 2011 (the “Agreement”), pursuant to which Midway provides certain investment management services to NYMT; and

WHEREAS Midway and NYMT desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, for, and in consideration of, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Amendment

1.1           NYMT and Midway agree that the Agreement is hereby amended by deleting Paragraph 8(b) of the Agreement in its entirety and replacing with the following:

“(b)  Incentive Fee

Midway will be entitled to a quarterly incentive fee (the “Incentive Fee”) that is calculated quarterly and payable quarterly in arrears.  The Incentive Fee (which shall be calculated in the manner described below and as illustrated in Exhibit C hereto) shall be subject to a high water mark equal to a 11% return on Invested Capital (the “High Water Mark”), and shall be payable with respect to such fiscal quarter in an amount equal to the excess, if any, of (i) 35% of the dollar amount by which Adjusted Net Income (as defined below) attributable to the Separate Account, on a rolling 12-month basis and before the Incentive Fee, exceeds an annual 12.5% rate of return on Invested Capital (the “Hurdle Rate”), over (ii) the sum of the Incentive Fees paid or accrued for each of the three immediately preceding fiscal quarters (or, in the case of the quarter ending September 30, 2012, the sum of the Incentive Fees paid or accrued for the two immediately preceding quarters or, in the case of the quarter ending June 30, 2012, the Incentive Fees paid or accrued for the immediately preceding quarter). The return rate for each rolling 12-month period (the “Calculation Period”) shall be determined by dividing (A) the Adjusted Net Income for the Calculation Period by (B) the weighted average of the Invested Capital held in the Separate Account during the Calculation Period (as calculated pursuant to Paragraph 4(b) of this Agreement); provided, however, that with respect to the first three quarterly periods commencing on January 1, 2012 (the “Initial Calculation Period”), Adjusted Net Income will be calculated on the basis of each of the previously completed quarters on an annualized basis. Notwithstanding anything set forth herein, beginning with the fiscal quarter that commences on October 1, 2012, the Calculation Period shall be the fiscal quarter for which the Incentive Fee is calculated and the immediately preceding three fiscal quarters. An illustration of how the Incentive Fee is calculated during each of the Initial Calculation Period and the Calculation Period is included on Exhibit C.

From time to time in the future, upon mutual agreement of the parties hereto, a portion of each Incentive Fee payable to Midway hereunder may be paid in shares (the “Incentive Fee Shares”) of NYMT’s common stock, $0.01 par value per share (the “Common Stock”), with the balance paid in cash. The specific terms and conditions for any issuance of Incentive Fee Shares shall be determined and approved by the parties prior to any such issuance. Notwithstanding the foregoing, Incentive Fee Shares shall not be issued except in accordance with all applicable securities exchange rules and securities laws (including prohibitions on insider trading).

“Adjusted Net Income” is defined as net income (loss) calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), including any unrealized gains and losses, after giving effect to all expenses as set forth in Paragraphs (8)(c) and (8)(d) below.

All securities held in the Separate Account shall be valued in accordance with GAAP, and in a manner consistent with the PPM for the Fund.  As set forth in Paragraph (4)(b), for the purposes of determining the Invested Capital in the Separate Account at any given time, the parties agree that the Capital Commitment Schedule set forth herein shall govern.

Unlike the Hurdle Rate, which is calculated on a rolling twelve (12) month basis, the High Water Mark is calculated on a calendar twelve (12) month basis, and shall reset every twenty-four (24) months. The High Water Mark will be a static dollar figure that Midway will be required to recoup, to the extent there was a deficit in the prior High Water Mark calculation period before it can receive an Incentive Fee. For example, if in 2012, NYMT earns a return on Invested Capital in the Separate Account of 9%, which is 2% short of the High Water Mark, and this 2% deficit is equivalent to a dollar amount of $2 million, Midway would have to earn net profit of $2 million to get above the High Water Mark before it would be eligible again to receive an Incentive Fee. This is independent of the new High Water Mark, which will have to be reached in the following year(s).  An illustration of how the High Water Mark is calculated is included on Exhibit B.”

1.2           NYMT and Midway hereby agree that the following paragraph shall become new Paragraph 8(e) of the Agreement:

“(e)  Equity Compensation

In addition to the fees and other payments set forth in the Agreement, NYMT agrees to issue to Midway on or about March 9, 2012, 213,980 shares of restricted Common Stock (the “Restricted Shares”).  The Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and shall be subject to a risk of forfeiture until the lapse of the Restricted Period. The Restricted Period shall lapse and a portion of the Restricted Shares shall become nonforfeitable and freely tradable only as follows: (i) one third (1/3rd) of the Restricted Shares shall become nonforfeitable and transferable on December 31, 2012, (ii) one third (1/3rd) of the Restricted Shares shall become nonforfeitable and transferable on December 31, 2013, and (iii) one third (1/3rd) of the Restricted Shares shall become nonforfeitable and transferable on December 31, 2014 (collectively, the “Restricted Period”).

In the event Midway terminates this Agreement for any reason prior to the lapse of the Restricted Period, then the Restricted Shares that are at that time subject to restrictions set forth herein shall be forfeited to NYMT without payment of any consideration by NYMT, and neither Midway nor any of its successors or assigns shall thereafter have any further rights or interests in such Restricted Shares. In the event NYMT terminates this Agreement for any reason prior to the lapse of the Restricted Period, then the Restricted Shares that are at that time subject to restrictions set forth herein shall become nonforfeitable and transferable on the date the services provided hereunder are terminated. The Common Stock issued as Restricted Shares hereunder will have voting and dividend rights upon issuance.”

1.3           NYMT and Midway hereby agree that with respect to Paragraph 4(e) of the Agreement only, the words “Initial Term” as used in the last sentence of that Paragraph shall mean a two (2) year period beginning on January 1, 2012 and ending on December 31. 2013. Further, notwithstanding the provisions of Paragraph 7(a) of the Agreement, the Agreement shall continue in full force and effect from January 1, 2012, for a period of two (2) years.  Thereafter, it shall automatically renew for successive one (1) year terms, unless terminated in accordance with the provisions set forth in Paragraph 7(a) of the Agreement.

1.4           NYMT and Midway hereby agree that Exhibit C attached hereto shall become new Exhibit C of the Agreement.

2.           Miscellaneous

2.1
All terms and conditions of the Agreement not expressly modified by this Amendment shall remain in full force and effect, and, in the event of any inconsistencies between this Amendment and the terms of the Agreement, the terms set forth in this Amendment shall govern and control.

2.2	This Amendment may be executed in one or more counterparts, which shall be construed together as one document.

2.3
Captions used herein are for convenience only and are not to be utilized to ascribe any meaning to the contents thereof. Unless defined differently herein or the context clearly requires otherwise, all terms used in this Amendment shall have the meanings ascribed to them under the Agreement.

2.4	Notwithstanding the Amendment Effective Date, the provisions set forth in this Amendment shall take effect as of January 1, 2012.

2.5
This Amendment (i) shall be binding upon and shall inure to the benefit of each of the parties and their respective successors, assigns, receivers and trustees; (ii) may be modified or amended only by a written agreement executed by each of the parties; and (iii) shall be governed by and construed in accordance with the laws of the State of New York.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

THE MIDWAY GROUP, LP

By:	/s/ Omar Qaiser
Omar Qaiser Chief Financial Officer

NEW YORK MORTGAGE TRUST, INC.

By:	/s/ Steven R. Mumma
Steven R. Mumma Chief Executive Officer

Exhibit C

Illustration of Incentive Fee Calculation

		YTD (Annualized)			Rolling
		3/31/2012	6/30/2012	9/30/2012	12/31/2012	3/31/2013	6/30/2013	9/30/2013	12/31/2013
Net Income		4,000,000	1,400,000	1,700,000	50,000	3,000,000	1,750,000	750,000	500,000
Capital (Weighted Average Balance for calculation Period)		39,500,000	39,500,000	39,500,000	39,500,000	39,500,000	39,500,000	39,500,000	39,500,000
Return on Average Capital (Quartly Annualized)		40.51%	27.34%	23.97%	18.10%	15.57%	16.46%	14.05%	15.19%

Quarterly:
Hurdle Rate (Annualized)	12.50%	28.01%	14.84%	11.47%	5.60%	3.07%	3.96%	1.55%	2.69%
Incentive Fee (Annualized)	35.00%	9.80%	5.19%	4.01%	1.96%	1.07%	1.38%	0.54%	0.94%

Incentive Fee Accrual		967,969	1,025,938	1,188,906	774,375	424,375	546,875	214,375	371,875
Incentive Fee Paid			(967,969)	(1,025,938)	(1,188,906)	(220,938)	(366,406)	(383,906)	(383,906)
Net Owed		967,969	57,969	162,969	(414,531)	203,438	180,469	(169,531)	(12,031)